EXHIBIT 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT ("Agreement") is made and entered into as of January 5, 2009, by and between j2 GLOBAL COMMUNICATIONS, INC., a Delaware corporation ("Borrower"), with its principal place of business located at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, and UNION BANK, N.A., a national banking association ("Bank"), with an office located at 445 South Figueroa Street, 10th Floor, Los Angeles, California 90071.

SECTION 1.  DEFINITIONS

As used herein, initially capitalized terms shall have the respective meanings set forth below or set forth in the Section or subsection defining such terms:

“Acquisition” shall mean any transaction, or any series of related transactions, consummated after the effective date of this Agreement, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (b) acquires control of the securities of a Person engaged in an ongoing business representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than fifty percent (50%) of the ownership interest in any Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

"Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person and (c) each of such Person's officers and directors, and such Person’s constituent joint venturers, members and partners; provided, however, that in no case shall Bank be deemed to be an Affiliate of Borrower or any of its Subsidiaries for purposes of this Agreement.  For the purpose of this definition, "control" of a Person means the ability, directly or indirectly, to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Bank Expenses" shall mean: (a) all reasonable costs and expenses paid or advanced by Bank which are required to be paid by Borrower or any of its Subsidiaries under this Agreement or any of the other Loan Documents; (b) reasonable expenses incurred by Bank in auditing or examining the books and records of Borrower or any of its Subsidiaries following the occurrence and continuation of a Default or an Event of Default; (c) taxes and insurance premiums of every nature and kind of Borrower or any of its Subsidiaries paid by Bank; (d) reasonable appraisal, due diligence, filing, recording, documentation, publication and search fees paid or incurred by Bank on behalf of Borrower or any of its Subsidiaries prior to the date of this Agreement or to correct any Default or Event of Default or enforce any provision of this Agreement or any other Loan Document; (e) reasonable costs and expenses of any suit or arbitration proceeding incurred by Bank in enforcing or defending this Agreement or any other Loan Document, or any portion thereof, and (f) reasonable attorneys' fees and expenses incurred by Bank in amending, terminating, enforcing, defending or concerning this Agreement or any other Loan Document, or any portion thereof, whether or not suit is brought.  All Bank Expenses paid or incurred by Bank shall be considered to be, and shall become a part of the Obligations, are payable within three (3) Business Days of Bank’s written demand, and if not so reimbursed, shall thereafter bear interest, together with all other amounts to be paid by Borrower pursuant hereto at the Default Rate of Interest provided for herein and in the Revolving Note.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

“Business” shall mean the provision of outsourced, value-added messaging and communications services and the licensing of software and other intellectual property.

"Business Day” shall mean a day other than a Saturday, a Sunday or a day on which commercial banks in the State of California are authorized or required by law to close.

“Capital Lease” shall mean any lease of an asset by a Person as lessee which would, in accordance with GAAP, be required to be accounted for as an asset and corresponding liability on the balance sheet of such Person.

"Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty percent (30%) or more of the outstanding common stock of Borrower, or (b) any transaction in which Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding common stock of Borrower is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of such common stock.  For purposes of the foregoing, the term "Unrelated

Person" means any Person other than (i) a Subsidiary of Borrower or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

“Compliance Certificate” shall mean a certificate in the form of Exhibit B annexed hereto, properly completed and signed by the chief financial officer of Borrower.

“Default” shall mean any event that, with the giving of any applicable notice or the passage of time, or both, would be an Event of Default.

“Default Rate of Interest” shall have the meaning assigned to that term in Section 2.6 hereof.

“Disposition” shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries.

“EBITDA” shall mean, for each fiscal quarter of Borrower and its Subsidiaries, (a) the net income of Borrower and its Subsidiaries for such fiscal quarter, plus (b) interest expense of Borrower and its Subsidiaries for such fiscal quarter, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for such fiscal quarter (whether or not payable during such fiscal quarter), plus (d) depreciation and amortization expense of Borrower and its Subsidiaries for such fiscal quarter, in each case as determined in accordance with GAAP.

“Event of Default” and “Events of Default” shall have the respective meanings assigned to those terms in Section 7.1 hereof.

“Fee Letter” shall mean that certain fee letter agreement between Bank and Borrower dated as of the date hereof.

"Financial Statements" shall mean, with respect to any accounting period of any Person, statements of income and cash flow of such Person for such accounting period, and balance sheets of such Person as of the end of such accounting period, setting forth in each case in comparative form figures for the corresponding accounting period in the preceding fiscal year or, if such accounting period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.  The term "Financial Statements" shall include the notes and schedules to such statements of income and cash flow and balance sheets.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Guarantors” and “Guarantor” shall mean, respectively, (a) (i) the Significant Domestic Subsidiaries of Borrower existing on the date of this Agreement and (ii) any Significant Domestic Subsidiary of Borrower that may be established after the date of this Agreement and (b) any one of such Guarantors.

“Guaranties” and “Guaranty” shall mean, respectively, (a) those certain Continuing Guaranties, each in the form attached as Exhibit “C” hereto, duly executed by Guarantors in favor of and with Bank, pursuant to which Guarantors shall unconditionally guarantee the payment by Borrower of the Obligations (including outstanding principal, accrued interest and Bank Expenses), and (b) any one of such Guaranties.

“Guaranty Obligation” shall mean, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by such Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business and customary indemnities given in connection with asset sales in the ordinary course of business.

"Indebtedness" shall mean, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms and accrued liabilities incurred in the ordinary course of business, including any contingent obligation of such Person for any such indebtedness), (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person (including, without limitation, the Letters of Credit), and (f) any net obligations of such Person under any interest rate protection agreement.

"Insolvency Proceeding” shall mean and include any proceeding commenced by or against Borrower or any of its Subsidiaries under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, and compositions or extensions with some or all creditors.

“Letter of Credit Agreements” and “Letter of Credit Agreement” shall mean, respectively, (a) the irrevocable commercial or standby letter of credit applications and agreements, each on Bank’s standard form therefor, executed by Borrower in connection with the issuance by Bank of the Letters of Credit for the account of Borrower, and (b) any one of such Letter of Credit Agreements.

“Letter of Credit Sublimit” shall have the meaning assigned to such term in Section 2.2 hereof.

“Letter of Credit Usage” shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit issued pursuant to this Agreement.

“Letters of Credit” and “Letter of Credit” shall have the meanings assigned to those terms in Section 2.2 hereof.

"LIBOR Rate Margin" shall have the meaning assigned to such term in the Revolving Note.

"Lien" shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Liquid Assets” shall mean the following unencumbered, unrestricted and immediately available assets of Borrower and its Subsidiaries, whether located in or outside of the U.S.: (a) cash; (b) U.S. Government obligations or obligations guaranteed by the U.S. Government or any agency thereof; (c) bank deposit accounts or money market accounts established and maintained with any institution or institutions selected by Borrower and satisfactory to Bank in its sole and absolute discretion and (d) commercial paper rated at least A-1 by Standard & Poor’s Rating Group or P-1 by Moody’s Investors Service, Inc. and corporate and municipal bonds and obligations rated AAA or AA by Standard & Poor’s Rating Group or Aaa or Aa1 by Moody’s Investors Service, Inc.  Without limiting the generality of the foregoing, “Liquid Assets” shall not include any individual retirement account, pension fund or any investment having a maturity of greater than three (3) years.

"Loan Documents" and “Loan Document” shall mean, respectively, (a) this Agreement, the Revolving Note, the Fee Letter, the Guaranties, the Stock Pledge Agreements, the Letter of Credit Agreements and all other documents, instruments and agreements, and all related riders, exhibits, resolutions, authorizations, financing statements and certificates delivered to Bank in connection with this Agreement, and (b) any one of such Loan Documents.

“Material Disposition” shall mean a Disposition of a line of business that generated EBITDA for the fiscal year then most recently ended in excess of fifteen percent (15%) of EBITDA for such fiscal year or (b) involves assets in excess of fifteen percent (15%) of the total assets of Borrower and its Subsidiaries on a consolidated basis as at the end of the fiscal year then most recently ended.

"Net Worth" shall mean the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding monies due from Affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities (including accrued and deferred income taxes).

"Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower or any of its Subsidiaries to Bank of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement, any other Loan Document or any other agreement or instrument, including without limitation any Indebtedness of Borrower or any of its Subsidiaries which Bank obtains by assignment or otherwise, and all Bank Expenses.

"Permitted Acquisition" means any Acquisition by Borrower or any of its Subsidiaries (as applicable, the "acquiror") of another Person, or the business or assets of such Person, engaged in a line of business comparable or complementary to the Business (the "target"), provided that: (a) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (b) such Acquisition shall have been approved by the board of directors or the owners of the target; (c) with respect to any Acquisition involving a purchase price which exceeds an amount equal to ten percent (10%) of the consolidated total assets of Borrower as of the last day of the fiscal year most recently ended, the pro-forma balance sheets as of the date of such Acquisition and the projections for the four (4) fiscal quarters immediately following the date of such Acquisition (including pro-forma financial covenants), which shall be provided by Borrower to Bank in connection with such Acquisition, shall have demonstrated that, after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Sections 6.11 through 6.13, inclusive, of this Agreement; and (d) the aggregate consideration paid by acquiror in connection with all of such Acquisitions (which, for these purposes shall be limited to the aggregate amount of cash paid and Indebtedness assumed by acquiror in connection with such Acquisitions) made during any single fiscal year shall not exceed (together with the aggregate amount of Strategic Advances made during such fiscal year) One Hundred Million Dollars ($100,000,000); provided that if such aggregate consideration during any fiscal year (together with the aggregate amount of Strategic Advances made during such fiscal year) exceeds Fifty Million Dollars, the compliance levels with respect to Sections 6.11 and 6.13 shall be increased to Twenty-Five Million Dollars ($25,000,000) and Twenty Million Dollars ($20,000,000), respectively, for purposes of the pro-forma calculation set forth in clause (c) above and for future compliance with such covenants beginning at the end of the next fiscal quarter.

“Permitted Guaranty Obligations” shall mean:

(a) Guaranty Obligations of Borrower existing on the date of this Agreement, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

(b) Guaranty Obligations of Borrower in support of the obligations of any Subsidiary, provided that the aggregate principal amount of such Guaranty Obligations does not exceed Two Million Dollars ($2,000,000) at any one time;

(c) Guaranty Obligations under the Loan Documents; and

(d) Guaranty Obligations of Borrower or any of its Subsidiaries with respect to Permitted Indebtedness.

“Permitted Indebtedness” shall mean, without duplication:

(a) the Obligations;

(b) trade payables and other contractual obligations of Borrower or any of its Subsidiaries to suppliers and customers incurred in the ordinary course of business;

(c) Indebtedness existing on the date of this Agreement and reflected in the consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2008, and any refinancing, renewal, extension or amendment of such Indebtedness that does not increase the amount thereof;

(d) Indebtedness of Borrower or any of its Subsidiaries consisting of Capital Lease Obligations and purchase money indebtedness incurred in connection with purchase of fixed assets; provided that the aggregate outstanding amount of such Indebtedness shall not exceed Five Million Dollars ($5,000,000) at any one time;

(e) Indebtedness of Borrower or any of its Subsidiaries, whether or not incurred or assumed in the consummation of any Permitted Acquisition, in the aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000);

(f) Indebtedness arising in connection with intercompany loans and advances between Borrower and its Subsidiaries or between Subsidiaries of Borrower;

(g) Indebtedness arising in connection foreign exchange transactions and currency hedging transactions entered by Borrower or a Subsidiary; and

(h) Indebtedness from time to time outstanding under Borrower’s existing credit card purchase facility with Citibank, N.A. or any amendment thereto, or extension or replacement thereof in the aggregate principal amount at any one time outstanding not to exceed Five Million Dollars ($5,000,000).

“Permitted Liens” shall mean:

(a) Liens for taxes not yet payable or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, provided that adequate reserves shall have been made therefor on the applicable Financial Statement and a stay of enforcement of any such Lien shall be in effect;

(b) Liens in favor of Bank, if and to the extent that such Liens are granted in favor of Bank after the date of this Agreement;

(c) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property which do not in the aggregate materially detract from the value of the real property or materially interfere with their use in the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(d) deposits under workmen's compensation, unemployment insurance, social security and other similar laws applicable to Borrower or any of its Subsidiaries;

(e) Liens relating to statutory obligations of Borrower or any of its Subsidiaries with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(f) Liens against real or personal property of Borrower or any of its Subsidiaries that secure Indebtedness of Borrower or any of its Subsidiaries that is permitted under subsection (d) or (e) of the definition of Permitted Indebtedness hereinabove (but with respect to clause (e), only such Indebtedness that is incurred or assumed in the consummation of any Permitted Acquisition).

"Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, firm, association, government, governmental agency, court or any other entity.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any of its Subsidiaries’ stock, (b) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any of its Subsidiaries’ stock or Indebtedness, other than (i) the Obligations arising under this Agreement, (ii) regularly scheduled principal and interest payments, when due, under Permitted Indebtedness, without modification of the amortization as in effect on the date of this Agreement and (iii) so long as no Default or Event of Default has occurred and is continuing, or shall be caused thereby, prepayments of principal under Permitted Indebtedness or (c) any payment, loan, contribution or other transfer of funds or other property to any stockholder of Borrower or any of its Subsidiaries other than amounts, if any, which are expressly and specifically permitted in this Agreement; provided, however, that no payment to Bank shall constitute a Restricted Payment.

“Revolving Credit Commitment” shall have the meaning assigned to that term in Section 2.1 hereof.

“Revolving Credit Commitment Termination Date” shall mean January 5, 2011.

“Revolving Loans” and “Revolving Loan” shall have the meanings assigned to those terms in Section 2.1 hereof.

“Revolving Note” shall have the meaning assigned to that term in Section 2.1 hereof.

"Significant Domestic Subsidiary" means a Significant Subsidiary that (a) is organized under the laws of any state of the United States of America and (b) holds all or substantially all of its assets within any state or states of the United States of America.  The Significant Domestic Subsidiaries of Borrower as of the effective date of this Agreement are identified in Exhibit A annexed hereto.

"Significant Foreign Subsidiary" means a Significant Subsidiary (a) the capital stock of which is directly owned by Borrower and (b) that is not a Significant Domestic Subsidiary.  The Significant Foreign Subsidiaries of Borrower as of the effective date of this Agreement are identified in Exhibit A annexed hereto.

“Significant Subsidiary” shall mean a Subsidiary that either (a) had net income for the fiscal quarter then most recently ended in excess of ten percent (10%) of EBITDA for such fiscal quarter or (b) had assets in excess of ten percent (10%) of the total assets of Borrower and its Subsidiaries on a consolidated basis as at the end of the fiscal quarter then most recently ended.

"Solvent" shall mean, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction; and (d) such Person is generally paying its debts as they become due.  For the purpose of the foregoing, (i) the "fair valuation" of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessperson from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (ii) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

“Stock Pledge Agreements” and “Stock Pledge Agreement” shall mean, respectively, (a) those certain Stock Pledge Agreements, each on Bank’s standard form therefor, duly executed by Borrower in favor of and with Bank, pursuant to which Borrower shall grant a security interest to Bank in 65% of the issued stock of any of its now owned or hereafter acquired Significant Foreign Subsidiaries, and (b) any one of such Stock Pledge Agreements.

“Strategic Advance” shall mean any loan or advance to, or minority investment in a Strategic Business made during any fiscal year which, in aggregate amount (together with the aggregate amount of cash paid and Indebtedness assumed in connection with Permitted Acquisitions during such fiscal year) do not exceed One Hundred Million Dollars ($100,000,000); provided that if such aggregate loans, advances or minority investments during any fiscal year (together with the aggregate amount of Permitted Acquisitions made during such fiscal year) exceeds Fifty Million Dollars ($50,000,000), the compliance levels with respect to Sections 6.11 and 6.13 shall be increased to Twenty-Five Million Dollars ($25,000,000) and Twenty Million Dollars ($20,000,000), respectively, for purposes of the pro-forma calculation required under Section 6.7 hereof and for future compliance with such covenants beginning at the end of the next fiscal quarter

“Strategic Businesses” shall mean Persons engaged in lines of businesses comparable or complementary to the Business.

"Subsidiary" of a Person shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity, whether foreign or domestic, of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise requires, references herein to a “Subsidiary” shall refer to a Subsidiary of Borrower.  The Subsidiaries of Borrower as of the effective date of this Agreement, and their respective states or jurisdictions of incorporation, are as set forth in Exhibit A annexed hereto.

SECTION 2.  AMOUNT AND TERMS OF CREDIT

2.1 Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, during the period from the effective date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Default or Event of Default then has occurred and is continuing, Bank will make loans (collectively, the "Revolving Loans" and individually, a "Revolving Loan") to Borrower as Borrower may request from time to time; provided, however, that the aggregate principal amount of all such Revolving Loans outstanding at any one time shall not exceed Twenty-Five Million Dollars ($25,000,000) or such lesser amount to which it may (in Borrower’s discretion) be hereafter reduced pursuant to Section 2.8 below (the "Revolving Credit Commitment").  Each Revolving Loan requested and made hereunder shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000) or in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.  Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment.  All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all outstanding principal of and accrued but unpaid interest on the Revolving Loans shall be due and payable.  Borrower's obligation to repay the outstanding principal amount of all Revolving Loans, together with accrued but unpaid interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the "Revolving Note") on the standard form used by Bank to evidence its commercial loans.  Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the principal amount outstanding under the Revolving Credit Commitment.  The failure of Bank to make any notation in its books and records shall not discharge Borrower from its obligation to repay in full with interest all amounts borrowed under the Revolving Credit Commitment.  The proceeds of the Revolving Loans shall be disbursed for the purposes set forth in Section 2.3(a) hereof pursuant to disbursement instructions provided to Bank on Bank’s standard form therefor.

2.2  Letter of Credit Sublimit.  Subject to the terms and conditions of this Agreement, and as a sublimit of the Revolving Credit Commitment, during the period from the effective date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Default or Event of Default then has occurred and is continuing, Bank shall issue, for the account of Borrower, one or more irrevocable commercial or standby letters of credit (collectively, the "Letters of Credit," and individually, a "Letter of Credit") upon Borrower’s request.  The parties specifically agree that the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of unpaid reimbursement obligations under drawn Letters of Credit shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time (the "Letter of Credit Sublimit") and shall reduce, Dollar for Dollar, the amount available to be borrowed under the Revolving Credit Commitment.  In the case of any commercial Letter of Credit, such commercial Letter of Credit shall provide for transport documents to be presented in a full set to Bank (and, in case of airway bills, consigned to Bank) and/or at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any party other than Bank and calling for drafts at sight covering the importation or purchase of goods in the normal course of Borrower’s business.  In the case of any standby Letter of Credit, such standby Letter of Credit shall be issued for the purpose of supporting Borrower’s worker’s compensation or other insurance obligations or for any other purpose acceptable to Bank.  Each Letter of Credit shall be drawn on such terms and conditions as may be acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form Letter of Credit Agreement in connection therewith.  No commercial Letter of Credit shall have an expiration date more than one hundred eighty (180) days from its date of issuance or shall expire after the Revolving Credit Commitment Termination Date.  No standby Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire after the Revolving Commitment Termination Date.

2.3  Purposes of the Revolving Loans and Letters of Credit.

(a)  The proceeds of each Revolving Loan made by Bank to Borrower under the Revolving Credit Commitment shall be used only for the working capital and general corporate purposes of Borrower, including providing funding for Capital Expenditures and repurchases of Borrower's capital stock, to the extent permitted under this Agreement, and for Permitted Acquisitions.

(b)  Each Letter of Credit to be issued by Bank for the account of Borrower shall be issued only for the purposes set forth in Section 2.2 hereinabove.

2.4  Interest.

(a)  Each Revolving Loan shall bear interest at the rate or rates provided for in the Revolving Note and selected by Borrower.

(b)  Interest on the Revolving Loans shall be computed on the basis of the actual number of days during which the principal is outstanding thereunder divided by 360 or 365/366, as the case may be, which shall, for the purposes of computing interest, be considered one (1) year.

(c)  Interest shall be payable on the outstanding principal amount of each Revolving Loan as set forth in the Revolving Note in accordance with Section 2.8 hereinbelow.

2.5  Voluntary Prepayment.  The principal Indebtedness evidenced by the Revolving Note may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without penalty or premium in accordance with the terms of the Revolving Note, except that, with respect to any voluntary prepayment under this Section 2.5, (a) the amount of any partial prepayment of a Revolving Loan shall not be less than Five Hundred Thousand Dollars ($500,000) and shall be in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof and (b) any payment or prepayment of all or any part of any Revolving Loan bearing interest at the Fixed Interest Rate (as such term is defined in the Revolving Note) on a day other than the last day of the applicable Interest Period (as such term is defined in the Revolving Note) shall be subject to the payment of a prepayment fee as provided for in the Revolving Note.

2.6  Default Rate of Interest.  If all or any portion of the principal amount of any Revolving Loan or any other payment due under this Agreement or any of the other Loan Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount, and, to the extent permitted by law, overdue interest thereon, shall be payable on demand at a rate per annum equal to the default rate set forth in the Revolving Note (the “Default Rate of Interest”), effective from the date that such amounts become overdue until paid in full.

2.7  Fees.

(a)  On the first day of each calendar quarter from and after the date hereof and on the date of termination of the Revolving Credit Commitment and this Agreement, Borrower shall pay to Bank an unused line fee in an amount equal to two tenths of one percent (0.20%) per annum times the result of (i) the amount of the Revolving Credit Commitment less (ii) the average daily balance of outstanding Revolving Loans plus Letter of Credit Usage during the immediately preceding quarter (or portion thereof).

(b)  Borrower shall pay Bank's standard fees and commissions with respect to the issuance, negotiation and amendment of Letters of Credit, as such fees and commissions may change at any time and from time to time.  Bank shall not be obligated to refund any portion of any fee or commission previously received hereunder if any Letter of Credit shall expire or terminate prior to its stated expiration date.  Notwithstanding the foregoing, the issuance fee payable by Borrower in connection with any standby Letter of Credit issued hereunder shall be equal to the applicable LIBOR Rate Margin (as such term is defined in the Revolving Note) as in effect on the date of issuance of such standby Letter of Credit.

2.8  Reduction of Revolving Credit Commitment.  Borrower may, from time to time, on not less than five (5) Business Days advance notice to Bank, voluntarily reduce the Revolving Credit Commitment, provided that: (i) each such reduction shall be in amount of One Million Dollars ($1,000,000) or a larger multiple of Five Hundred Thousand Dollars ($500,000), and (ii) the Revolving Credit Commitment, as so reduced, shall not be less than the aggregate amount of the Revolving Loans and Letter of Credit Usage at the time outstanding.

2.9  Bank's Right to Charge Deposit Account.  Upon Bank's receipt of authorization from Borrower, Bank may from time to time charge any principal and/or interest due or past due in respect of the Obligations under this Agreement and the other Loan Documents against any deposit account maintained by Borrower with Bank; provided, however, that Bank shall not have any obligation to charge past due payments against such deposit account.

SECTION 3.  CONDITIONS

3.1  Conditions Precedent to Initial Revolving Loan.  The obligation of Bank to make its initial Revolving Loan hereunder is subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the following conditions:

(a)  Revolving Note.  Bank shall have received the Revolving Note, duly executed by Borrower to the order of Bank;

(b)  Resolutions.

(i)  Bank shall have received a certificate, in form and substance acceptable to Bank, duly executed by the secretary or an assistant secretary of Borrower, attesting to a resolution of the board of directors of Borrower authorizing the execution and delivery of this Agreement, the Revolving Note and all other Loan Documents required hereunder to which Borrower is a party and authorizing specific responsible officers of Borrower to execute same; and

(ii)  Bank shall have received a certificate, in form and substance acceptable to Bank, duly executed by the secretary or assistant secretary of each

Guarantor, attesting to a resolution of the board of directors of such Guarantor authorizing the execution and delivery of its Guaranty and all other Loan Documents required hereunder to which such Guarantor is a party and authorizing specific responsible officers of such Guarantor to execute same;

(c)  Certificates or Articles of Incorporation.  Bank shall have received certificates or articles of incorporation with respect to Borrower and the Guarantors, and any amendments thereto or restatements thereof, certified by the applicable secretary of state of the state of incorporation of each such corporation;

(d)  Certificates of Good Standing.  Bank shall have received a certificate of good standing for each of Borrower and the Guarantors, showing that each of Borrower and the Guarantors is in good standing under the laws of the state or other jurisdiction where such corporation is incorporated;

(e)  Authorization to Disburse.  Bank shall have received an Authorization to Disburse, on Bank's standard form therefor, duly executed by Borrower, directing Bank to disburse the proceeds of the Revolving Loans as provided for in Section 2.3(a) hereof;

(f)  UCC Search Results.  Bank shall have received, with respect to Borrower and the Guarantors, such UCC search results, tax lien and litigation search results, insurance binders and certificates, waivers and consents, and such other similar documents with respect to Borrower and the Guarantors as Bank may require, and in such form as Bank may require;

(g)  Guaranty.  Bank shall have received the Guaranty of the Significant Domestic Subsidiaries existing on the date of this Agreement, duly executed by such Significant Domestic Subsidiaries;

(h)  Stock Pledge Agreement.  Bank shall have received the Stock Pledge Agreement with respect to the pledge of 65% of the capital stock of the Significant Foreign Subsidiaries existing on the date of this Agreement, duly executed by Borrower;

(i)  Fee.  Bank shall have received payment of the nonrefundable fee in respect of the Revolving Credit Commitment, as provided for in the Fee Letter;

(j)  No Material Adverse Change.  No material adverse change shall have occurred in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any Guarantor since September 30, 2008;

(k)  Certain Matters.  Bank shall be satisfied, in its sole and absolute discretion, with all legal, tax and regulatory matters concerning Borrower and its Subsidiaries;

(l)  No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the date of the making of such Revolving Loan, nor shall either result from the making of such Revolving Loan; and

(m)  Other Documents.  Bank shall have received such other documents, instruments and agreements as Bank may reasonably require in order to effect fully the transactions contemplated by this Agreement and the other Loan Documents.

3.2  Conditions Precedent to Letters of Credit.  The obligation of Bank to issue the initial and each subsequent Letter of Credit hereunder is subject to the receipt by Bank, on or prior to the date of issuance of such Letter of Credit, of the following, each in form and substance reasonably satisfactory to Bank:

(a) Letter of Credit Agreement.  A Letter of Credit Agreement, duly executed by Borrower; and

(b) Letter of Credit Commission.  The commission payable with respect to the issuance of such Letter of Credit, in the amount provided for in Section 2.7(b) hereof.

3.3  Conditions Precedent to Subsequent Credit.  The obligation of Bank to make each Revolving Loan hereunder subsequent to the initial Revolving Loan and to issue each Letter of Credit hereunder is subject to the fulfillment, at or prior to the time of the making of such Revolving Loan or the issuance of such Letter of Credit, of each of the following further conditions:

(a)  Representations and Warranties.  The representations and warranties contained in this Agreement shall be true, complete and accurate in all material respects on and as of such date (except to the extent that such representations and warranties relate solely to any earlier date); and

(b)  No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the date of the making of such Revolving Loan or the issuance of such Letter of Credit, nor shall either result from the making of such Revolving Loan or the issuance of such Letter of Credit.

3.4  Condition Subsequent to Initial Revolving Loan and Letter of Credit.  The obligation of Bank to continue making Revolving Loans or issuing Letters of Credit hereunder is subject to the fulfillment, to the satisfaction of Bank and its counsel, of the following condition subsequent, and the failure to timely satisfy such condition shall constitute an Event of Default:

(a)   Delivery of Stock Certificate and Stock Power.  Within 60 days after the Closing Date, Bank shall have received a certificate representing 65% of the issued and outstanding ordinary shares of j2 Global Holdings Limited and a stock power executed in blank and undated relative to such certificate.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

4.1  Principal Business Activity.  The principal business activity of Borrower is conducting the Business.

4.2  Authority to Borrow.  The execution, delivery and performance of this Agreement, the Revolving Note and all other Loan Documents to which Borrower or any of the Guarantors is a party are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower or any of the Guarantors is a party or by which it or any of its property is bound or affected.

4.3  Financial Statements.  The consolidated Financial Statement of Borrower and its Subsidiaries (on Form 10K), for the fiscal year of Borrower and its Subsidiaries ended December 31, 2007, has heretofore been furnished to Bank, and is true and complete and fairly represents the financial condition of Borrower and its Subsidiaries for the fiscal year covered thereby.  Since December 31, 2007, there has been no material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

4.4  Adverse Change.  Except for assets which may have been disposed of in the ordinary course of business, Borrower and its Subsidiaries have good and marketable title to all of the property reflected in the consolidated Financial Statement of Borrower and its Subsidiaries (on Form 10K) for the fiscal year ended December 31, 2007 and to all property acquired by them since that date, free and clear of all Liens, except for (a) those specifically set forth therein and (b) any Permitted Liens.

4.5  No Litigation.  Except as disclosed in the most recent Form 10K or 10Q filed by Borrower with the Securities and Exchange Commission, there is no litigation or proceeding pending or threatened against Borrower or any of its Subsidiaries, or any of their respective properties, the results of which, if decided adversely, are likely to have a material adverse effect on the financial condition, property or business of Borrower or any of its Subsidiaries or result in liability (other than the obligation to pay deductibles) in excess of the insurance coverage of Borrower or any of its Subsidiaries.

4.6  No Default or Event of Default.  Neither Borrower nor any of its Subsidiaries is now in default in the payment of any of its material obligations, and there exists no Default or Event of Default.

4.7  Organization.  Each of Borrower and its Subsidiaries is duly organized and existing under the laws of the state or jurisdiction of its incorporation, without limitation as to its existence, and has the power and authority to carry on the business in which it is engaged and proposes to engage.

4.8  Power and Authority.  Borrower has the corporate power and authority to enter into this Agreement and to execute and deliver the Revolving Note and all of the other Loan Documents to which it is a party.  Each Guarantor has the corporate power and authority to execute and deliver its Guaranty and any other Loan Document to which it is a party.

4.9  Qualification.  Each of Borrower and its Subsidiaries is duly qualified and in good standing as a foreign corporation wherever such qualification is required, except in those jurisdictions where the failure to so qualify would not have a material adverse effect on the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

4.10  ERISA.  The defined benefit pension plans (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Borrower and its Subsidiaries meet, as of the date hereof, the minimum funding standards of section 302 of ERISA, and no Reportable Event (as such term is defined in ERISA) or Prohibited Transaction (as such term is defined in ERISA) has occurred with respect to any such plan.

4.11  Regulation U.  No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or any Revolving Loan to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.  Borrower is not engaged principally, or as one of its most important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" as that term is defined in Regulation U and none of the proceeds of any Revolving Loan hereunder have been or shall be used for the purpose, directly or indirectly, of purchasing or carrying any such margin stock.

4.12  Solvency.  After giving effect to this Agreement and the other Loan Documents (including after giving effect to the initial Revolving Loan made, and the initial Letter of Credit issued, under this Agreement), Borrower will be Solvent.

SECTION 5.  AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it, unless Bank otherwise consents in writing:

5.1  Payment of Obligations.  Borrower shall promptly pay and discharge, and cause each of its Subsidiaries to promptly pay and discharge, all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower and its Subsidiaries shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof, provided that such reserves as may be required by GAAP are established by them to pay and discharge any such taxes, assessments, charges and claims.

5.2  Maintenance of Existence.  Each of Borrower and the Guarantors shall maintain and preserve its existence and assets and all rights, franchises and other authority necessary for the conduct of its business and shall maintain and preserve its property, equipment and facilities in good order, condition and repair.  Bank may, at reasonable times, visit and inspect any of the properties of Borrower and its Subsidiaries.

5.3  Records.  Each of Borrower and its Subsidiaries shall keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and, upon reasonable advance notice by Bank (unless an Event of Default has occurred and is continuing, in which case no such notice shall be required), shall permit Bank to have access thereto, to make examination thereof, and to audit same during regular business hours.

5.4  Information Furnished.  Borrower shall furnish or cause to be furnished to Bank:

(a)  Quarterly Consolidated Financial Statements.  Within forty-five (45) days after the close of each fiscal quarter of Borrower and its Subsidiaries, except for the last fiscal quarter of each fiscal year, a copy of the unaudited consolidated Financial Statements of Borrower and its Subsidiaries (on Form 10Q) as of the close of such fiscal quarter, prepared by Borrower in accordance with GAAP;

(b)  Annual Consolidated Financial Statements.  Within one hundred (100) days after the close of each fiscal year of Borrower and its Subsidiaries, a copy of the consolidated Financial Statements of Borrower and its Subsidiaries (on Form 10K) as of the close of such fiscal year, prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank;

(c)  Compliance Certificate; Internally Prepared Balance Sheets.  Contemporaneously with the furnishing of each of the Financial Statements required pursuant to subsections (a) and (b) of this Section 5.4, internally prepared balance sheets showing assets and liabilities of Borrower and each of its Subsidiaries and a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish that Borrower was in compliance with the financial covenants set forth in Section 6.11 through Section 6.14, inclusive, hereof during the period covered by such Financial Statements and (ii) stating that, except as explained in reasonable detail in such Compliance Certificate, (A) all of the representations, warranties and covenants of Borrower contained in this Agreement and the other Loan Documents to which Borrower is a party are correct and complete as at the date of such Compliance Certificate, except for those representations and warranties which relate to a particular date and (B) no Default or Event of Default then exists or existed during the period covered by such Financial Statements.  If such Compliance Certificate discloses that a representation or warranty is not correct or complete, that a financial covenant has not been complied with, or that a Default or Event of Default exists or existed, such Compliance Certificate shall set forth the action, if any, that Borrower has taken or proposes to take with respect thereto;

(d)  Projections.  Within one hundred (100) days after the close of each fiscal year of Borrower and its Subsidiaries, a budget for Borrower and its Subsidiaries for the fiscal year, which budget Bank shall treat as confidential, being solely for the purposes of this Agreement, and shall not disclose for any purpose except in response to legal process or regulatory action;

(e)  Shareholder Information.  Promptly after their becoming available, copies of reports, notices and proxy statements sent or made available by Borrower to its shareholders, all registration statements and annual, quarterly or monthly reports, if any, filed with the Securities and Exchange Commission and all press releases filed by Borrower or any of its Subsidiaries concerning material developments in the Business; and

(f)  Other Information.  Such other financial statements and information concerning Borrower and Guarantors as Bank may reasonably request from time to time.

Notwithstanding anything to the contrary herein, to the extent information of the type described in clauses (a), (b) and (d) above are publicly available on EDGAR, or similar publicly available internet reporting service to which Bank has access, Borrower shall be deemed to have satisfied its obligation under clause (a), (b) and (d) upon its posting of such information to such publicly available website.

5.5  Insurance.  Each of Borrower and its Subsidiaries shall keep all of its insurable property, whether real, personal or mixed, insured by good and responsible companies selected by Borrower and its Subsidiaries and having an A.M. Best Rating of "A" or better, or otherwise approved by Bank, against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties.  Borrower has furnished to Bank a statement of its insurance coverage currently in place and Bank confirms that it is satisfied that the insurance and insurers so disclosed currently meet the requirements of this Section 5.5.  Each of Borrower and its Subsidiaries shall maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property.  Each policy shall require ten (10) days’ written notice to Bank before such policy may be altered or cancelled.

5.6  Bank Expenses.  Borrower shall pay or reimburse Bank, for all Bank Expenses within three (3) Business Days after Bank’s written demand for such payment.

5.7  Brokerage Fees.  Neither Borrower nor any of its Subsidiaries shall pay, directly or indirectly, any fee, commission or compensation of any kind to any Person for any services performed or to be performed in connection with this Agreement.

5.8  Notice of Default or Event of Default.  Borrower shall give prompt written notice to Bank of any Default or Event of Default under this Agreement and of any default under any other Loan Document, and shall give prompt written notice to Bank of any Change of Control, change in name, liquidation and of any other matter which has resulted in, or is likely to result in, a material adverse change in the business, operations, assets, prospects, earnings or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

5.9  Execution of Other Documents.  Borrower shall promptly, and shall cause each of the Guarantors to promptly, upon demand by Bank, execute all such additional agreements, contracts, documents and instruments in connection with this Agreement as Bank may reasonably request in order to effect fully the transactions contemplated herein.

5.10  Reports Under Pension Plans.  Borrower shall furnish to Bank, as soon as possible and in any event within fifteen (15) days after Borrower knows or has reason to know that any event or condition described in Section 4.10 hereof has occurred, a statement of the president or the chief financial officer of Borrower describing such event or condition and the action, if any, that Borrower proposes to take with respect thereto.

5.11  After-Acquired or Formed Significant Subsidiary.  Borrower shall cause any Significant Domestic Subsidiary that is acquired or formed after the effective date of this Agreement and each existing Subsidiary that hereafter becomes a Significant Domestic Subsidiary to execute and deliver a Guaranty to Bank.  Together with each such Guaranty, Borrower shall also cause the relevant Significant Domestic Subsidiaries to deliver to Bank such organization documentation and corporate resolutions as reasonably required by Bank to evidence such Significant Domestic Subsidiaries existence and authority to execute and deliver its Guaranty.  Borrower shall execute and deliver to Bank a Stock Pledge Agreement, together (if applicable in the case of the relevant Significant Foreign Subsidiary) with stock certificates and stock powers executed in blank and undated, with respect to sixty five percent (65%) of the capital stock owned by Borrower in any Significant Foreign Subsidiary that is acquired or formed after the effective date of this Agreement.

SECTION 6.  NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as this Agreement shall be in effect and until payment in full of all Obligations, including, without limitation, any accrued and unpaid interest thereon, and any other amounts due hereunder, Borrower shall perform each and all of the following covenants applicable to it, unless Bank otherwise consents in writing:

6.1  Liens.  Borrower shall not create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, directly or indirectly, any Lien on or with respect to any of its property, whether real, personal or mixed, and whether now owned or hereafter acquired, or upon the income or profits therefrom, other than Permitted Liens.

6.2  Dispositions.  Borrower shall not make, or permit any of its Subsidiaries to make, any Material Disposition of its property, whether now owned or hereafter acquired.

6.3  Indebtedness.  Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Indebtedness, other than Permitted Indebtedness.

6.4  Guaranty Obligations.  Borrower shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any Guaranty Obligations, other than Permitted Guaranty Obligations.

6.5  Mergers.  Borrower shall not merge or consolidate, and shall not permit any of its Subsidiaries to merge or consolidate, with or into any Person, except for (a) mergers and consolidations of a Subsidiary of Borrower into Borrower (b) mergers and consolidations of any Subsidiary with another Subsidiary; provided that if either such Subsidiary is a Guarantor, the surviving entity of such merger shall be the Guarantor; and (c) mergers and consolidations of a Person into Borrower or into a Subsidiary of Borrower that constitute Permitted Acquisitions hereunder; provided that (i) Borrower or such Subsidiary is the surviving entity of such merger or consolidation, (ii) no Default or Event of Default then exists or would result therefrom and (iii) Borrower or such Subsidiary executes such amendments to or restatements of the Loan Documents as Bank may reasonably determine are appropriate as a result of such merger or consolidation.

6.6  Acquisitions.  Borrower shall not make any Acquisition other than a Permitted Acquisition.

6.7  Loans and Advances.  Borrower shall not make, or permit any of its Subsidiaries to make, any loans or advances or otherwise extend credit to any other Person, except that (a) Borrower or any of its Subsidiaries may extend trade credit in the ordinary course of business (b) Borrower or any of its Subsidiaries may make loans or advances or extend trade credit to any other Subsidiaries or to Borrower in the ordinary course of business, and (c) Borrower and its Subsidiaries may make Strategic Advances to the extent that, after giving effect thereto, Borrower is in pro forma compliance with Sections 6.11, 6.12 and 6.13 hereof and no Default or Event of Default shall exist.

6.8  Investments.  Borrower shall not purchase the debt or equity of another Person except for (a) savings accounts and certificates of deposit of Bank, (b) direct U.S.

Government obligations and commercial paper issued by corporations with the top ratings of Moody's Investors Service, Inc. or the Standard & Poor's Ratings Division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within three (3) years of purchase, (c) debt or equity of another Person constituting a Liquid Asset under this Agreement, (d) Permitted Acquisitions, and (e) Strategic Advances to the extent permitted under Section 6.7 hereof.

6.9  Restricted Payments.  Borrower shall not make, or permit any of its Subsidiaries to make, directly or indirectly, in any fiscal year, any Restricted Payment, unless at the time of such proposed Restricted Payment, and after giving proforma effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and Borrower shall remain in proforma compliance with Sections 6.11, 6.12 and 6.13 hereof.

6.10  Retirement of Stock.  Borrower shall not redeem, repurchase or retire, or permit any of its Subsidiaries to redeem, repurchase or retire, any shares of its capital stock, unless at the time of such proposed redemption, repurchase or retirement, and after giving proforma effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and Borrower shall remain in proforma compliance with Sections 6.11, 6.12 and 6.13 hereof.

6.11  EBITDA.  Borrower shall not permit EBITDA, calculated as of the end of each fiscal quarter, to be less than (a) Twenty Million Dollars ($20,000,000) or (b) in the event the aggregate consideration for Permitted Acquisitions and Strategic Advances (as set forth in greater detail in the definitions of "Permitted Acquisition" and "Strategic Advance") exceeds Fifty Million Dollars ($50,000,000) during any fiscal year, Twenty-Five Million Dollars ($25,000,000).

6.12  Net Worth.  Borrower shall not permit its Net Worth, calculated as of the end of each fiscal quarter, to be less than the sum of (a) Two Hundred Thirty Two Million Four Hundred Forty Thousand Dollars ($232,440,000) plus (b) 25% of Borrower's net income for each quarter ending after the effective date of this Agreement.

6.13  Liquid Assets.  Borrower shall not permit Liquid Assets, at any time, to be less than (a) Fifteen Million Dollars ($15,000,000) or (b) in the event the aggregate consideration for Permitted Acquisitions and Strategic Advances (as set forth in greater detail in the definitions of "Permitted Acquisition" and "Strategic Advance") exceeds Fifty Million Dollars ($50,000,000) during any fiscal year, Twenty Million Dollars ($20,000,000).

6.14  Operating Lease Obligations.  Borrower and its Subsidiaries shall not permit their lease payments, as lessees, under existing and future operating leases to exceed Five Million Dollars ($5,000,000) in the aggregate in any one fiscal year.  Each of such operating leases shall be of equipment or real property used by Borrower or any of its Subsidiaries in the ordinary course of its business.

SECTION 7.  EVENTS OF DEFAULT

7.1  Events of Default.  The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (collectively, “Events of Default," and individually, an “Event of Default”) hereunder:

(a)  Failure to Make Payments When Due.  Borrower shall fail to pay (i) any interest payment due under the Revolving Note or any of the fees due under Section 2.7 of this Agreement within five (5) days after its due date or (ii) any other amount owing under this Agreement or under any other Loan Document (including principal, interest, fees and Bank Expenses) when such amount is due, whether at stated maturity, as a result of any voluntary prepayment, by acceleration, by notice of prepayment or otherwise; or

(b)  Breach of Representation or Warranty.  Any representation or warranty made by Borrower or any of the Guarantors under this Agreement or any other Loan Document, or in any certificate or Financial Statement heretofore or hereafter furnished by Borrower or any of its Subsidiaries, shall prove to have been false, incorrect or incomplete in any material respect when made, effective or reaffirmed, as the case may be; or

(c)  Violation of Covenants.  (i) Borrower shall fail or neglect to perform , keep or observe any of the negative covenants set forth in Section 6 hereinabove or (ii) Borrower or any of the Guarantors shall fail or neglect to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document (other than those set forth in clause (i) of this subsection (c) or in subsection (a) or (b) hereinabove) and such failure or neglect shall continue for a period of thirty (30) days; or

(d)  Insolvency Proceeding.  Borrower or any of its Subsidiaries shall become insolvent or shall fail generally to pay its Indebtedness as such Indebtedness becomes due; or an Insolvency Proceeding shall be commenced by or against Borrower or any of its Subsidiaries and, in the case of an involuntary petition against Borrower or any of its Subsidiaries, such petition shall not be dismissed or discharged within forty-five (45) days of commencement; or

(e)  Dissolution or Liquidation.  Borrower or any of the Guarantors shall voluntarily dissolve, liquidate or suspend its business in whole or in part; or there shall be commenced against Borrower or any of its Subsidiaries any proceeding for the dissolution or liquidation of Borrower or such Subsidiary and such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(f)  Appointment of Receiver.  Borrower or any of its Subsidiaries shall apply for or consent to the appointment, or commence any proceeding for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of its property; or any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of the property of Borrower or any of its Subsidiaries shall be commenced against Borrower or such Subsidiary and shall not be dismissed or discharged within forty-five (45) days of commencement; or

(g)  Judgments and Attachments.  Borrower or any of its Subsidiaries, or any of their respective properties, shall suffer one or more money judgments, writs, warrants of attachment or similar process involving the payment of money in excess of Fifteen Million Dollars ($15,000,000) in the aggregate during the term of this Agreement and such judgments, writs, warrants of attachment or similar process shall remain undischarged in accordance with their terms and the enforcement thereof shall be unstayed and either (i) enforcement proceedings shall have been commenced and be pending by any creditor thereon or (ii) there shall have been a period of forty-five (45) consecutive calendar days during which stays of such judgments, writs, warrants of attachment or similar process, by reason of pending appeals or otherwise, were not in effect; or

(h)  Failure to Comply.  Borrower or any of its Subsidiaries shall fail to comply with any order, non-monetary judgment, injunction, decree, writ or demand of any court or other public authority, and such order, non-monetary judgment, injunction, decree, writ or demand shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(i)  Notice Regarding Taxes.  A notice of levy, notice to withhold or other legal process for taxes (other than property taxes) shall be filed or recorded against Borrower or any of its Subsidiaries, or against the property of Borrower or any of its Subsidiaries, and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within thirty (30) days after the date of its filing or recording; or

(j)  Change of Control.  A Change of Control shall occur; or

(k)  Effectiveness of Loan Documents.  Any Loan Document shall become ineffective, or Borrower or any of the Guarantors shall disavow or attempt to revoke or terminate any Loan Document to which it is a party; or

(l)  Default Under Other Agreements.  Borrower or any of its Subsidiaries shall (i) fail under any agreement, document or instrument to pay the principal, or any principal installment, of any present or future Indebtedness for borrowed money of Three Million Dollars ($3,000,000) or more, or any guaranty of present or future Indebtedness for borrowed money of Three Million Dollars ($3,000,000) or more, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of any required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or other provision of any agreement, document or instrument binding upon Borrower or such Subsidiary if, as a result of such failure, any Person has the right to accelerate the Indebtedness of Borrower or such Subsidiary in an amount in excess of Three Million Dollars ($3,000,000) or otherwise require the payment of any amount of Indebtedness in excess of Three Million Dollars ($3,000,000)

to be paid prior to the date when such amount would otherwise become due, unless in any such case (a) the holder of such Indebtedness has waived or consented to such failure to pay, perform or observe, or (b) Borrower or such Subsidiary is, in good faith and by appropriate proceedings diligently pursued, contesting or disputing the existence of such failure to pay, perform or observe, as the case may be.

7.2  Remedies.  Upon the occurrence of an Event of Default, unless such Event of Default shall have been remedied within any applicable grace period or waived in writing by Bank, Bank may, at its option, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, do one or more of the following at any time or times and in any order: (a) reduce the amount of or refuse to make any Revolving Loan under this Agreement; (b) declare any and all Obligations outstanding under this Agreement to be immediately due and payable, notwithstanding anything contained herein or in the Revolving Note or any other Loan Document to the contrary (provided, however, that upon the occurrence of any Event of Default described in Section 7.1(d), (e) or (f) hereof, all Obligations shall automatically become due and payable); and (c) enforce payment of all Obligations of Borrower and its Subsidiaries under this Agreement and the other Loan Documents.  Notwithstanding any provision to the contrary contained herein, Bank shall have no obligation to make any Revolving Loan to, or issue any Letter of Credit for the account of, Borrower during any grace period provided for in Section 7.1 hereof.

SECTION 8.  MISCELLANEOUS PROVISIONS

8.1  Additional Remedies.  The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other Person, including but not limited to Bank's rights of setoff or banker's lien.

8.2  Nonwaiver.  Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof.  No waiver shall be effective unless it is in writing and signed by an officer of Bank.

8.3  Inurement.  The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.  Borrower shall not assign any of its rights or obligations under this Agreement to any Person without Bank's prior written consent, and any assignment attempted without Bank's prior written consent shall be void.  Bank shall not, so long as no Event of Default exists, assign any of its rights or obligations under this Agreement to any Person without Borrower’s prior written consent, which shall not be unreasonably withheld.

8.4  Governing Law; Venue.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND BANK PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT BANK AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CALIFORNIA; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON ANY COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BANK.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.1 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

8.5  Severability.  Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

8.6  Integration Clause.  Except for the other Loan Documents to which Borrower is a party, this Agreement constitutes the entire agreement between Bank and Borrower, and all prior communications, whether verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

8.7  Construction.  The Section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.8  Amendments.  This Agreement may be amended only in writing signed by all parties hereto.

8.9  Documentation.  All documentation evidencing or pertaining to the Obligations under this Agreement and the other Loan Documents shall be on Bank's standard forms or otherwise in form and content acceptable to Bank.  To the extent that the terms or conditions of this Agreement are inconsistent with the terms or conditions of such documentation, the terms and conditions of this Agreement shall prevail.

8.10  Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.  This Agreement shall become effective upon the receipt by Bank and Borrower of executed counterparts signed by each of them.

8.11  Setoff.  Borrower hereby acknowledges and specifically grants Bank a banker’s lien upon, and right of recoupment and setoff respecting any and all deposit or other accounts maintained by Borrower with Bank, whether held in a general or special account or deposited for safekeeping or otherwise, and regardless of how such account may be titled, and any other property of Borrower held in the possession or custody of Bank or its agents.  Borrower further acknowledges that the exercise of setoff, if any, shall require, and only be deemed to occur upon, the affirmative action of Bank.  Bank agrees to notify Borrower promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

8.12  Indemnification.  Borrower agrees to indemnify, save and hold harmless Bank and its respective directors, officers, agents, attorneys and employees (collectively, the "Indemnitees," and individually, an “Indemnitee”) from and against: (a) any and all claims, demands, actions or causes of action, if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Subsidiaries or any of its officers, directors or stockholders relating to the Revolving Credit Commitment or the use or contemplated use of proceeds of any Revolving Loan; (b) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clause (a) hereinabove; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys' fees and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action (including as a result of any contest of the validity, applicability or amount of such claim, demand, action or cause of action, as described below in this Section 8.12); provided, however, that no Indemnitee shall be entitled to indemnification for any loss caused by its own breach of its obligations under this Agreement or the other Loan Documents or its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee.  If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section 8.12 unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided.  Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest.  Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld or delayed).  In connection with any claim, demand, action or cause of action covered by this Section 8.12 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Borrower (if such counsel is acceptable to the Indemnitees), the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing); provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that Bank (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by Bank or a combination of the foregoing).  Any obligation or liability of Borrower to any Indemnitee under this Section 8.12 shall survive the expiration or termination of this Agreement and the repayment of the Revolving Loans and the payment and performance of all other Obligations owed to Bank.

8.13  Disputes.  TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (EACH A “CLAIM”), THE PARTIES TO THIS AGREEMENT EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT EACH MAY OTHERWISE HAVE TO TRIAL BY JURY.  IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT.  THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE

COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.

8.14  USA Patriot Act Notice.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

SECTION 9.  NOTICES

9.1  Notices.  Any notice or other communication provided for or allowed hereunder shall be considered to have been validly given if delivered personally, and evidenced by a receipt signed by an authorized agent or addressee, or 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or 48 hours after being sent by Federal Express or other courier service, or, in the case of telecopied notice, when telecopied, receipt acknowledged, and addressed as provided below.

If to Borrower:                               j2 Global Communications, Inc.
6922 Hollywood Boulevard, Suite 500
Los Angeles, California 90028
Attention: Kathy Griggs, Chief Financial Officer

Telephone No.: (323) 860-9200
Facsimile No.: (323) 860-9201

With a copy to:                             j2 Global Communications, Inc.
6922 Hollywood Boulevard, Suite 500
Los Angeles, California 90028
Attention:  Legal Department

Telephone No.: (323) 860-9276
Facsimile No.: (323) 372-3617

If to Bank:                                      Union Bank, N.A.
Commercial Banking Group--Greater Los Angeles Division

445 South Figueroa Street, 10th Floor
Los Angeles, California 90071
Attention: Peter C. Thompson, Vice President

Telephone No.: (213) 236-6911
Facsimile No.: (213) 236-7635

9.2  Change of Address.  The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

THIS AGREEMENT is duly executed on behalf of the parties hereto as of the date first above written.

“Borrower”

j2 GLOBAL COMMUNICATIONS, INC.

By: /s/ Kathy Griggs
Kathy Griggs
Chief Financial Officer

“Bank”

UNION BANK, N.A.

By: /s/ Stephen M. Flynn
Stephen M. Flynn
Senior Vice President